  Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-196740 on Form S-8 of our report dated March 26, 2013 (March 28, 2014 as to the effects of the restatement and the reverse stock split discussed in Notes 2 and 1, respectively, to the consolidated financial statements) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2) relating to the 2012 and 2011 financial statements of Anthera Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K of Anthera Pharmaceuticals, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

San Francisco, California
September 26, 2014